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                                                                      Exhibit 23

                              Accountants' Consent

Board of Directors
CBES Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-39785) on Form S-8 of CBES Bancorp, Inc. of our report, dated August 10, 2001, relating to the consolidated balance sheets of CBES Bancorp, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Annual Report on Form 10-KSB of CBES Bancorp, Inc.

                                                  /s/ KPMG LLP

Kansas City, Missouri
September 25, 2001